STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of the 24 day of August, 2009, by and among Amerex Companies, Inc., an Oklahoma corporation (“Amerex”), CAMOFI Master, LDC, a Cayman Islands limited duration company (“Lender”), and WES&A Holdings, LLC, a Missouri limited liability company, as designee of Lender.

WITNESSETH:

WHEREAS, Lender and Amerex are parties to a Securities Purchase Agreement, dated as of November 21, 2005 (as further amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which Amerex originally issued 10% Senior Secured Convertible Notes due November 21, 2007 (the “Notes”), to Lender in the aggregate principal amount of $6,000,000; and

WHEREAS, pursuant to a series of letter agreements executed between December 19, 2007, and September 9, 2008, between Amerex and Lender, (i) the maturity date of the Notes was extended from November 21, 2007, to November 21, 2010, and the interest rate on the Notes was increased from 10% to 12%; (ii) Amerex issued to Lender a new promissory note in the aggregate principal amount of $5,141.648 (the “New Note”) and; (iii) Amerex issued and continues to issue to Lender additional promissory notes substantially identical to the Notes (the “Additional Notes”) representing additional monies loaned to Amerex, its parent company, the Amerex Group, Inc., and Waste Express, Inc., wholly owned subsidiary of Amerex (collectively, the “Company”) by Lender for operating expenses and certain interest payments due under the Notes and New Note; and

WHEREAS, on August 31, 2006, Amerex entered into an agreement with Lender for a line of credit of $1,500,000 (the “LOC”), which was subsequently increased to a maximum borrowing amount of $1,925,301; and

WHEREAS, Amerex executed in favor of Lender a Security Agreement dated November 21, 2005 (as further amended, modified or supplemented from time to time, the “Security Agreement”), granting Lender a security interest in certain collateral, including but not limited to goods, machinery, equipment, vehicles, rolling stock, inventory, contract rights, accounts and general intangibles, whether now owned or after-acquired, wherever situated, and all proceeds, products or accounts thereof (the “Personal Property”), including all of Amerex’s interest in 100% of the issued and outstanding common stock of Waste Express (the “Stock”), to secure all of the Company’s obligations under the Notes, New Note, Additional Notes and any other instruments, agreements or other documents executed or delivered in connection therewith, including any amendments, modifications or extensions (the “Indebtedness”); and

WHEREAS, the Purchase Agreement, the Notes, New Note, Additional Notes, LOC, Security Agreement and all other agreements, documents and instruments heretofore, now or hereafter executed in connection therewith are hereinafter collectively referred to as the “Loan Documents”); and

WHEREAS, the amount due and owing to Lender under the Loan Documents as of August 7, 2009 is approximately $27,891,959; and

WHEREAS, one or more material defaults now exist under the terms of the Loan Documents, including, without limitation, the Company’s failure to pay amounts currently due and owing; and

WHEREAS, Amerex acknowledges that Lender has no further commitment or obligation to make any additional loans, advances or other credit accommodations to the Company under any of the Loan Documents and that Lender is entitled to immediately exercise all of its rights and remedies under the Loan Documents, and as otherwise provided by law, which rights and remedies include, but are not limited to, foreclosing on its security interests in and/or liens on any or all of the Stock; and

WHEREAS, Amerex is unable and/or unwilling to cure said defaults and Lender is left to pursue its various remedies available to it under the Loan Documents; and

WHEREAS, Amerex has consulted with counsel as to the business and legal aspects of the matter.

NOW, THEREFORE, in consideration of the mutual covenants hereof and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1.            Accuracy of Recitals.  The foregoing recitals are true and correct and are deemed to be a part of this Agreement.

2.            Absolute Conveyance and Right of Redemption.  In consideration for partial satisfaction of the Indebtedness, Amerex hereby irrevocably transfers and conveys to Lender (or its designee) all of its right, title and interest in the Stock.  The conveyance of Stock by Amerex under this Agreement is intended to be and is acknowledged by Amerex to effect an absolute conveyance and unconditional transfer of its interest in the Stock and all right, title, interest, income, issues, revenues, royalties and profits in connection therewith as of the date hereof, and is not given as security; provided, however, title to the Stock shall remain subject to the Security Agreement to the full extent of the Indebtedness and all obligations arising thereunder.  In the event that, contrary to the foregoing, it is at any time hereafter determined that Amerex had any equitable and/or statutory rights of redemption for the Stock, then, for the consideration herein set forth, Amerex hereby sells, transfers and conveys such rights to Lender or its designee and waives for itself any and all equitable or statutory rights of redemption with respect to the Stock.

3.            Representations, Warranties, and Covenants.  Amerex represents, warrants, acknowledges and covenants as follows:

(a)   Amerex is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma with full power and authority to own, lease, use and operate its properties and to carry on its business as and where owned, leased, used, operated and conducted.

(b)   Waste Express is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with full power and authority to own, lease, use and operate its properties and to carry on its business as and where owned, leased, used, operated and conducted.

(c)   The Stock was and is duly authorized, validly issued, fully paid and nonassessable, and free from all taxes, liens, pledges, mortgages, hypothecations, deeds of trust, charges, claims and encumbrances of any nature whatsoever (collectively, “Liens”) and shall not be subject to preemptive rights or similar rights of stockholders of Amerex and will not impose personal liability upon the holder thereof, and Lender (or its designee) will receive good title with respect thereto free of any Liens.

(d)   The Stock conveyed consists of 2,000 shares of issued and outstanding common stock of Waste Express, issued to Amerex, and constitutes all of the issued and outstanding common stock of Waste Express and there are no securities issued and outstanding nor has Amerex entered into any agreement, arrangement or understanding to issue any securities which are convertible into or exchangeable or exercisable for any common stock of Waste Express.  A true and correct copy of the certificate for the Stock is attached hereto as Exhibit A.

(e)   No notice of any unresolved violation of any statute, law or ordinance has been received from any governmental authority having jurisdiction over the Stock, except as set forth in Exhibit F to the Agreement, including the federal and state tax liens.

(f)   Amerex has not sold, assigned, conveyed, transferred, mortgaged, hypothecated, pledged or encumbered or otherwise permitted any Lien to be incurred with respect to the Stock, or any portion thereof, except for the Security Agreement.

(g)   It has all requisite power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated herein.  All acts and other proceedings required to be taken by, or taken on the part of each to authorize it to carry out this Agreement and consummate the conveyance and other transactions contemplated herein have been duly and properly taken.

(h)   The execution and delivery of this Agreement and the performance by it of all transactions contemplated by this Agreement (including the execution and delivery of all documents required by this Agreement to be executed and delivered by it) do not breach any contractual covenants or restrictions between it and any third party; do not conflict with or violate any provision of its Articles of Incorporation or By-laws, as each may have been amended to date; do not create or cause to be created any Lien on the Stock, other than those permitted by this Agreement; do not conflict with any applicable laws or with any applicable public or private restrictions; do not require any consent or approval of any public or private authority; will not result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Amerex or by which any property or asset of Amerex is bound or affected; and are not threatened with invalidity or unenforceability by any action, proceeding (including bankruptcy or insolvency proceedings), investigation pending or threatened by or against it or the Stock.

(i)   The intent of Amerex in entering into this Agreement and effecting the transfer and conveyances contemplated herein is not, and shall not be, intended to hinder, delay or defraud any creditors of Amerex.  Amerex believes that the outstanding indebtedness under the Loan Documents exceeds the value of the Stock, the conveyance documents are not intended as a preference or fraudulent conveyance as defined in the United States Bankruptcy Code of 1978, as amended (the “Code”), as against any other creditor of Amerex.  As of the date hereof, there is no other person or entity nor any other creditors whose rights would be prejudiced by such conveyance of the Stock by Amerex.  In executing and delivering the conveyance documents, it is Amerex’s intention not to prejudice the rights of any such other creditor; and Amerex is not obligated upon any debt whereby any Lien has been created or exists against the Stock, which Lien is senior to the Lien and security interests of the Loan Documents given to Lender.  The conveyance of the Stock and the releases described herein are intended by Amerex to be, and are made as, a contemporaneous exchange for new value to Amerex, and Amerex has not entered into this Agreement to provide preferential treatment to Lender or any other creditor.

(j)   This Agreement represents Amerex’s efforts to reorganize and restructure its financial obligations with respect to the Stock and the Indebtedness and therefore Amerex agrees that it will not seek relief under the Code.  Amerex further agrees that, should a voluntary or involuntary bankruptcy be filed by or against any Amerex, it will not contest a motion to dismiss, to abstain or to lift the automatic stay, based upon this Agreement and the settlement it contemplates.  Amerex further acknowledges that the exercise of any bankruptcy court’s discretion to determine to dismiss or suspend the proceeding pursuant to 11 U.S.C. § 305(a)(1) is not reviewable by appeal or otherwise pursuant to the provisions of 11 U.S.C. § 305(c).  Amerex hereby acknowledges and agrees that its representations and agreements set forth in this paragraph constitute a material inducement for Lender’s acceptance of the Stock from Amerex pursuant to this Agreement and that Lender’s acceptance of the Stock is in reliance upon such representations and agreements.

(k)   Each Loan Document and this Agreement are the product and result of arm’s length negotiations between the parties and no party has exerted or attempted to exert improper or unlawful pressure or in any way attempted to induce, through threats or otherwise, the execution of any Loan Document or this Agreement by any other party to such Loan Document, Stock transfer document, or this Agreement.  Each term, provision, stipulation, representation, warranty and all other facts, matters and agreements set forth in, referenced in or otherwise made a part of any or all of the Loan Documents and this Agreement are the results of arm’s length bargaining between the parties to the respective documents.  Without in any way limiting the generality of the foregoing, at all times during the course of the negotiation surrounding the execution of any Loan Document or this Agreement, Amerex has, to the extent it has deemed necessary or advisable in its sole discretion, been advised and assisted by competent legal counsel, that counsel has been present and has actively participated in the negotiations surrounding the respective documents and that it has been fully advised by counsel of its choosing of the effect of each term, provision and stipulation contained within such document. Amerex has conducted such investigation of the facts, circumstances and other matters surrounding or in any way involving or otherwise material to any term, conditions, provision or statement contained in the Loan Documents and this Agreement and the contractual relationships created thereby and all other facts, matters and circumstances as it, in its sole and absolute discretion, deems material, and it has not relied upon any facts, statements or representations made by the Lender or its designee or Lender or its designee’s agents.

The representations, warranties, and covenants set forth above in this Section shall survive the closing of the transactions contemplated by this Agreement.

4.            Reservation of Right to Seek Deficiency.  Lender expressly reserves, and does not waive, the right to seek judgment for the deficiency owed on the Indebtedness after disposition of the Stock in accordance with this Agreement and Lender’s rights under the Loan Documents and applicable law.

5.            Release.  Amerex hereby releases and forever discharges the Lender and each and every one of its members, shareholders, affiliates, related entities, subsidiaries, parent corporations and their respective agents, officers, executives, employees, predecessors and/or successors in interest, attorneys, directors and assigns from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between the Lender and any such Company entity in connection with any of the Loan Documents or otherwise relating to the Stock, including, without limitation, those that were or could have been asserted, whether known or unknown.  Amerex agrees not to file suit or otherwise submit any charge, claim, complaint, grievance or action to any agency, court, organization, or judicial forum (nor will they permit any person, group of persons, or organization to take such action on their behalf) against the Lender or any of its related entities, its successors or assigns arising out of any actions or non-actions that have occurred to the date of this release of claims with respect to the Loan Documents.  Amerex further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on their behalf, they hereby waive and forfeit any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

6.            Documents to be Provided at Closing.  On or before the Closing Date, Amerex shall provide to Lender (or its designee) the following executed original documents:

(a)   This Agreement, fully executed;

(b)   The original stock certificates for the Stock duly executed for transfer; and

(c)   Waste Express’ stock ledger, all books, records, contracts, keys relating to Waste Express; and

(d)   Such other documents or instruments reasonably necessary to effectuate the terms of this Agreement.

7.            Cooperation.  Prior to and at all times following the date on which Lender accepts title to the Stock, Amerex agrees to execute and deliver, or to cause to be executed and delivered, such documents and to do, or cause to be done, such other acts and things as might reasonably be requested by any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.  From and after the date hereof, Amerex further covenants and agrees that it will not place any restrictions, Liens or other agreements against the title to the Stock, and that any such restriction, Lien or other agreement shall be void without having first received Lender’s written consent.

8.            No Merger.  The parties acknowledge and agree that the Loan Documents will remain in full force and effect after the transactions contemplated by this Agreement have been consummated.  The parties further acknowledge and agree that the interest of Lender in the Stock created by all of the conveyances provided for herein will not merge with the interest of Lender in the Stock under the Loan Documents.  It is the express intention of each of the parties that such interests of Lender in the Stock will not merge, but be and remain at all times separate and distinct, notwithstanding any union of said interest in Lender at any time by purchase, termination or otherwise and that the liens held by Lender against the Stock created by the Loan Documents will remain at all times valid and continuous against the Stock.

9.            Foreclosure Proceedings.  Amerex hereby covenants and agrees that it will not interfere with or oppose Lender in, and hereby consents to, any:

(a)   foreclosure proceedings by court action or otherwise, or any other proceedings instituted by Lender in connection with realizing upon the security granted pursuant to the Security Agreement and other Loan Documents, including the right to institute proceedings against Amerex in order to effectuate such foreclosure; and

(b)   action to quiet title which may be instituted by Lender to perfect its right, title and interest in the Stock.

Amerex waives the right to a hearing in connection with any such foreclosure proceeding or other suit or proceedings, and further waives the right to require sale of the Stock in any such suit to be made in parcels.  If Amerex contests Lender’s right to proceed in any suit or other proceeding, in addition to Amerex being liable to Lender or its designee for all damages which Lender may suffer as a result thereof, Amerex acknowledges and agrees that it will be liable to Lender for all reasonable attorneys’ fees and court costs incurred by Lender in such suit.  This provision in this section shall survive the closing of the transactions contemplated in this Agreement.

10.          Disposition of Collateral Governed by UCC.  Amerex hereby renounces and waives all rights that are waivable under Article 9 of the Uniform Commercial Code (the “UCC”) of any jurisdiction in which any of the Personal Property may now or hereafter be located.  Without limiting the generality of the foregoing, Amerex hereby (i) renounces any right to receive notice of any disposition by Lender, as the secured party of any of the Personal Property pursuant to Section 9-611 of the UCC, whether such disposition is by public or private sale under the UCC or otherwise; (ii) waives any rights relating to compulsory disposition of any of the Personal Property pursuant to Section 9-620 of the UCC; and (iii) consents to Lender’s acceptance of the Personal Property in partial satisfaction of the Indebtedness.  Amerex and Lender stipulate and agree that the Company shall be entitled to a credit against the Indebtedness, in the amount of $14,000,000, representing the fair market value of the Personal Property, in the event that (i) Lender accepts the Stock as partial satisfaction of the Indebtedness, pursuant to Section 9-620 of the UCC; or (ii) Lender or its designee is the purchaser at a disposition of the Personal Property, pursuant to Section 9-611 of the UCC.  Amerex also hereby acknowledges and agrees that the transactions contemplated by this Agreement shall constitute a commercially reasonable manner for the disposition of the Personal Property, or any part thereof.  This provision in this section shall survive the closing of the transactions contemplated in this Agreement

11.          Revival of Liability.  (a)  To the extent that any payment or payments made to Lender under this Agreement, the Loan Documents, or any conveyance of the Stock or payment or proceeds of any Stock received by Lender in the reduction of the indebtedness evidenced therein or with respect to any of the allocations evidenced by this Agreement or any related documents are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, to the Company, to a surety, or any other person liable for any of the obligations evidenced and/or secured by this Agreement, the Loan Documents, or any other related documents, whether directly or indirectly, as a debtor-in-possession or to a receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the Liens created by the Loan Documents against the Stock and the portion of the Indebtedness of the Company or such other liable person intended to have been satisfied by such payment or proceeds hereunder, will be revived and will continue in full force and effect as if such payment or proceeds had never been received by Lender.

(b)          If, at any time following the transfer of Stock by Amerex to Lender or its designee pursuant to this Agreement (i) the Company or any third-party creditor of the Company undertakes any legal proceeding to rescind or set aside the conveyance documents; (ii) any representation or warranty of Amerex contained herein shall be untrue or Amerex should fail to comply with any covenant contained herein, or (iii) the Stock, or any part thereof, must be returned by Lender for any reason, including, without limitation, the insolvency, bankruptcy or reorganization of the Company, Lender may, at its option, declare this Agreement to be null and void by giving written notice to that effect to Amerex.  In such event, Lender specifically reserves the right to exercise any right or remedy which was available to Lender or exercisable by Lender prior to the execution of this Agreement, including without limitation, any rights or remedies which Lender may have as the holder of the Notes, the New Note and the Additional Notes and any deeds of trust, mortgages or security agreements securing same, including, without limitation, the right to commence foreclosure proceedings pursuant to the Deeds of Trust; PROVIDED, HOWEVER, THAT THE LIMITATION PERIOD FOR ANY SUCH FORECLOSURE, ENFORCEMENT OR EXERCISE OF OTHER REMEDY FOR PURPOSES OF THE STATUTE OF LIMITATIONS SHALL NOT COMMENCE TO RUN UNTIL THE DATE UPON WHICH LENDER DECLARES IN WRITING ITS DECISION TO DECLARE THIS AGREEMENT TO BE NULL AND VOID AND OF NO FORCE AND EFFECT.

12.          Miscellaneous Provisions:  The parties hereto further agree as follows:

(a)   This Agreement shall be binding upon Amerex and Lender and shall inure to the benefit of the heirs, successors, and assigns of the respective parties hereto.

(b)   Whenever notice is required or permitted hereunder, it shall be deemed effective when delivered by reputable overnight courier or mailed, certified mail, postage prepaid, to the parties at the following addresses:

If to Amerex:	Amerex Companies, Inc.
Attention: Steven K. Onody
1105 N. Peoria Avenue
Tulsa, Oklahoma 74106
Fax: (918) 599-0786

With a copy to:	Moyers, Martin, Santee & Imel, LP
c/o James E. Martin
401 S. Boston Avenue, Suite 110
Tulsa, Oklahoma 74103

If to Lender:	CAMOFI Master LDC
c/o Centrecourt Asset Management LLC
Attention: Michael Loew
350 Madison Avenue, 8th Floor
New York, New York 10017
Fax: (646) 758-6751

With a copy to:	Bryan Cave, LLP
Attention: Michael Royle
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Fax: (816) 374-3300

(c)   Various representations, warranties, acknowledgments and agreements contained herein and in documents executed by Amerex in conjunction herewith shall not merge into the Stock to be delivered hereunder, but shall survive such delivery;

(d)   Except as otherwise specifically provided herein to the contrary, Lender is not assuming or accepting any liabilities with respect to the Stock and Amerex hereby agrees to defend, hold harmless and indemnify Lender against any and all claims, causes of action and liabilities which may be asserted or established against Lender which are beyond the scope of its undertakings under this Agreement.  No person not a party to this Agreement will be a third party beneficiary or acquire any rights hereunder.

(e)   It is expressly acknowledged by Amerex that all agreements, representations, warranties and acknowledgments contained herein and in documents executed by Amerex in conjunction herewith shall survive the closing of the transactions contemplated by this Agreement and the delivery and recording of any and all documents given pursuant thereto.  Notwithstanding anything contained herein or elsewhere to the contrary, nothing contained herein shall preclude Lender from exercising its rights and remedies for any breach of any such representation, warranty, acknowledgment or covenant and/or agreement of indemnification subsequent to closing.

(f)   This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

(g)   No amendment to this Agreement shall be binding on either of the parties to this Agreement unless such amendment is in writing and executed by both parties hereto.

(h)   This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties and/or the interpretation and enforcement of the rights and duties of the parties, and all transactions hereunder shall be governed by the laws of the State of New York, without giving effect to its conflict of laws principles.  Amerex hereby agrees that it shall bring any action, suit or proceeding (collectively, an “Action”), relating to or in any manner whatsoever arising out of this Agreement, exclusively in the Federal or state courts located in the Borough of Manhattan, New York, and that CAMOFI may bring any Action in any jurisdiction it deems appropriate, and Amerex hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.  Nothing in this paragraph shall affect or limit any right to serve process in any other matter permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of any such action or proceeding.

(i)   TO THE MAXIMUM EXTENT PERMITTED BY LAW, AMEREX AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE STOCK, ANY OF THE DOCUMENTS OF WHICH COPIES ARE ATTACHED AS EXHIBITS HERETO, ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT, THE STOCK, ANY OF THE DOCUMENTS OF WHICH COPIES ARE ATTACHED AS EXHIBITS HERETO, ANY OTHER LOAN DOCUMENT OR IN ANY WAY RELATING TO THE LOAN OR THE STOCK (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED, COERCED OR IS OTHERWISE  VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT TO LENDER TO ENTER THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 24 day of August, 2009.

[signature page to follow]

AMEREX COMPANIES, INC.

/s/ Stephen K. Onody
By:	Stephen K. Onody
Title:	Interim CEO

CAMOFI MASTER LDC

/s/Michael Loew
By:	Michael Loew
Title:	General Counsel

WES&A HOLDINGS, LLC

/s/ Daniel J McLaughlin
By:	Daniel J McLaughlin
Title:	Manager

EXHIBIT A

STOCK CERTIFICATE